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                                   EXHIBIT 1

     Pursuant to Rule 13D-1(k)(1), Jane R. McGinley, individually and as Co-Trustee of the William J. McGinley Trust, Raymond J. Roberts, Robert J. McGinley, Margaret J. McGinley and James F. McGinley agree that this Schedule is filed on behalf of each of them.